Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), dated as of  February 22, 2010, between STRATUS MEDIA GROUP, INC., with its principal place of business at 3 East De La Guerra Street, Santa Barbara, California 93101 (the "Company"), and William D. Kelly
 ("Executive").

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of sports and entertainment event ownership, television broadcasting of events, product merchandising, marketing, operations, sales, agent, venue and corporate representation and consultancy (the “Business”); and

WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.EMPLOYMENT.  The Company shall employ the Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions hereinafter set forth for the period beginning on February 22, 2010, conditioned upon the execution of a promissory note in the amount of $231,525.00 payable from the Company to the Executive effective as of February 22, 2010 (the “Effective Date”) and ending on the Termination Date determined pursuant to Section 4 (the “Employment Term”).

2.POSITION AND DUTIES.

(a)During the Employment Term, Executive shall serve as the Senior Vice President and Chief Operating Officer of the Company and Chief Operating Officer of ProElite when the Company has either taken control of operations of ProElite or completed the contemplated purchase of ProElite, whichever comes first, and shall report to the Chief Executive Officer of the Company or Board of Directors.  As set forth in Exhibit “B” and subject to the direction and control of the Board of Directors of the Company (as defined Board of Directors of the Company and Board of Directors), Executive's duties shall include implementation of the business policies and direction of the Company, employment decisions, financial decisions and management and oversight of the day-to-operations of the Company.   In addition, Executive shall perform  such other duties requested by or pursuant to the lawful direction and control of the Board of Directors of the Company (or a committee thereof) including such services and duties normally commensurate with the position of Chief Operating Officer.  The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company.

(b)During the Employment Term, the Executive shall devote his reasonable efforts and all of his working time, attention and energies to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to the terms of this Agreement, illness or incapacity or activities which do not, in the sole judgment of the Board of Directors (or a committee thereof), interfere or conflict with his duties and responsibilities in any material respect).  During the Employment Term, Executive shall not engage in any business activity which, in the judgment of the Board of Directors (excluding the Executive if he should be a member of the Board of Directors at the time of such determination), conflicts with the duties of Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  Any material outside business activities of Executive, including, without limitation, serving on the board of directors of any other entity, must be approved by the Board of Directors of the Company (excluding any vote of the Executive) in advance. Company and Executive acknowledge that Executive currently advises the Outdoor Channel on their international strategy and both parties agree that part time advisory role through his company Multi Channels Asia is permitted for the duration of the Employment Term of the Company as long as this does not hinder Executives ability to fulfill his Executive duties in any manner. Executive agrees that at any time afore mentioned advisory role conflicts with Executive’s ability to perform his duties, Executive will terminate such role within a reasonable timely manner.

3. COMPENSATION AND BENEFITS.  As compensation in full for the services to be rendered by Executive under this Agreement, the Company agrees to compensate Executive as follows:

(a) During the Employment Term (unless earlier terminated as provided herein), the Company shall pay, and Executive shall accept, an annualized salary of not less than Two Hundred and Forty Thousand Dollars ($240,000) ("Base Salary") payable in accordance with the Company's normal payroll practices and subject to any and all necessary and legal payroll and other deductions.  The Base Salary and Executive's performance will be reviewed by the Board of Directors of the Company or a compensation committee of the Board of Directors at the end of each year of the Employment Term.  Notwithstanding anything to the contrary contained in this Section 3(a), the compensation committee of the Board of Directors will review Executive's Base Salary on an annual basis to consider appropriate merit-based increases to the Base Salary. First six months of salary will be unconditionally guaranteed to be paid to executive unless Executive breaches Agreement.

 (b)  Executive shall be eligible to receive annual bonuses as follows: (i) a cash bonus based on achieving defined goals such as budgets, merger and acquisition integration, and results of operations, and (ii) a discretionary, performance-based cash bonus.  All bonus criteria and the amount of any cash bonuses set forth in (i) and (ii), will in no instance be less than 10% of annual salary with the final cash amount being subject to the approval of the Board of Directors and in any event, Executive’s bonus will in no instance be less than any other officer or executive of the Company.

(c)  Executive shall be eligible to participate in those non-salary benefits and programs generally made available to executive employees of the Company, as are in effect from time to time, including, but not limited to, any health, dental, life or disability insurance plan, 401(k) or other retirement savings plan, and any other employee benefit plan, subject to any and all terms, conditions, and eligibility requirements of said plans or benefits, as may from time to time be prescribed by the Company.  Full family health insurance coverage shall be provided for Executive and paid for in full by the Company.

(d)Executive shall be entitled to a minimum of 4 weeks vacation each year during the Employment Term in accordance with the Company's vacation policy for officers per the policy outlined in the Company's employee manual, as such manual may be amended from time to time. Furthermore, Executive’s business air travel shall be in accordance with the Company’s travel policy and reflect Executive’s senior management position.
(e)Upon submission of proper vouchers and evidence, the Company will pay or reimburse Executive for reasonable transportation, hotel, travel and related expenses incurred by Executive on business trips away from Executive's principal office, and for other business expenses reasonably incurred by Executive in connection with the business of the Company during the Employment Term, all subject to such limitations and procedures as may from time to time be prescribed by the Board of Directors of the Company.

(f)In addition to the compensation described above, on Effective Date, Executive shall receive options of the Company's common stock in accordance with the terms set forth in Exhibit “A”, which is attached hereto and incorporated herein by this reference.

(g)           The Company may deduct from the salary compensation in Section 3. a. payable to Executive (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Executive’s share of applicable federal and state taxes and ststate disability and insurance premiums where applicable.

4.	TERMINATION.

(a)The Executive’s employment under this Agreement shall terminate upon the earliest to occur of (the date of such occurrence being the “Termination Date”) of (1) on  the three-year anniversary date, unless extended by mutual written consent of the Company and the Executive (2) the Executive’s death or a Disability (an “Involuntary Termination”), (3) the effective date of a termination of Executive’s employment for Cause by the Board of Directors (a “Termination for Cause”), and (4) the effective date of a termination of the Executive’s employment by the Board of Directors for reasons that do not constitute cause (a “Termination Without Cause”). The effective date of a resignation shall be the date that the written resignation by the Executive is received by the Company; the effective date of an Involuntary Termination shall be the date of death or, in the event of a Disability, the date specified in a notice delivered to the Executive by the Company; the effective date of a Termination for Cause shall be the date specified in a notice delivered to the Executive by the Company of such termination; and the effective date of a Termination Without Cause shall be the date specified in a notice delivered to Executive by the Company of such termination which effective date shall be no less than thirty (30) days following the date of such notice.

(b)For purposes of this Agreement, “Cause” shall mean those instances in which the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) determines in good faith that Executive has (i) intentionally furnished materially false, misleading, or intentionally failed to provide material information to the Company's Board of Directors that results or could reasonably be expected to result in material detriment to the Company, (ii) willfully refused or failed to follow the lawful instructions of the Board of Directors with respect to any material matter, consistent with the terms of this Agreement, which refusal or failure shall not have been cured, if capable of being cured, within 10 days following written notice thereof; provided, however, that no notice or opportunity to cure shall be required with respect to repeated refusal or failure to follow the lawful instructions of the Board of Directors, consistent with the terms of this Agreement, (iii) convicted of any act involving moral turpitude (including those involving fraud, theft or dishonesty by Executive) or any crime (whether felony or misdemeanor) other than traffic violations or other minor offenses that could not reasonably be expected to have an adverse effect on the Company's business or reputation, (iv) the continued use of alcohol or drugs by the Executive to an extent that, in the good faith determination of the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time), such use interferes with performance of the Executive’s duties and responsibilities, (v) committed or engaged in any other material act constituting or comprising a conflict or interest or cause under applicable law, or (vi) breached his obligations under this Agreement in any material respect, which breach has materially damaged the Company and, if capable of being cured, shall not have been cured upon 15 days' written notice thereof.  "Cause" is not intended to include mere dissatisfaction of the Company or its Board of Directors with the manner in which Executive performs his duties nor the good faith failure of the Executive to perform his duties successfully.

(c)For purposes of this Agreement, the term “Disability” shall mean the physical or mental inability of the Executive (1) a good faith determination by the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) to substantially perform all of his duties under this Agreement for a period of ninety (90) consecutive days or longer or for any 90 days in any consecutive 12 month period, or (2) that, in the opinion of a physician selected by the Board of Directors (excluding the Executive if the Executive is a member of the Board of Directors at such time), is likely to prevent the Executive from substantially performing all of his duties under this Agreement for more than 90 days in any period of 365 consecutive days.

(d)Company and Executive agree to use best efforts to agree to renegotiate Executive’s Agreement no later than 90 days prior end of Term of Agreement, if not otherwise terminated.

5.	EFFECT OF TERMINATION; SEVERANCE.

(a)In the event of a Termination Without Cause, the Executive or his beneficiaries or estate shall have the right to receive only the following:

(1) the sum of the unpaid portion of the Base Salaries through Agreement Term as one payment payable within 14 days of Termination Without Cause.

(2)reimbursement for any expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(f) above.

(3)Stock Options as set forth in Exhibit “A”, except that the sum of all Options through the Agreement Term shall immediately vest upon any Termination Without Cause subject to rule 144.

(b)In the event of a Termination for Cause, an Involuntary Termination or a resignation by Executive that is not for Good Reason, the Executive or his beneficiaries or estate shall have the right to receive the following:

(1) reimbursement for any approved expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(f) above.

(2)Vested Stock Options as set forth in Exhibit “A”

(c)Upon any termination, neither the Executive nor his beneficiaries or estate shall have any further rights under this Agreement or any rights arising out of this Agreement other than as provided in Section 5(a) and (b) above.  The rights of the Executive set forth in this Section 5 are intended to be the Executive’s exclusive remedy for termination and to the greatest extent permitted by applicable law, the Executive waives all other remedies.

(d)Following any termination, Executive shall reasonably cooperate with Company in all matters relating to the winding up of the Executive's work on behalf of Company and the orderly transfer of any such pending work and of Executive's duties and responsibilities for Company to such other person or persons as may be designated by Company in its sole discretion. Executive shall not be entitled to any additional pay or severance in connection with such cooperation.

6.NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.   The Executive will not disclose, disseminate or use at any time, either during the Employment Term or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company. For purposes of this Agreement, the term “Confidential Information” shall mean: information that is not generally known to the public and that is used, developed or obtained by the Company in connection with the Business, including, without limitation, (a) information, observations, procedures and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company, (b) planned or actual products or services, (c) costs and pricing structures, customer, supplier or employee lists, (d) analyses, drawings, photographs and reports, (d) computer software and hardware, including operating systems, applications and program listings, (e) data bases, (f) accounting and business methods, (g) research and development, and (h) inventions, devices, new developments, methods, processes, technology and trade secrets (including, without limitation all Work Product).  Confidential Information will not include (i) any information that has been published, through no direct or indirect effort or action by the Executive, in a form generally available to the public prior to the date the Executive proposes to disclose such information, and (ii) any general expertise, contacts or know-how reflective of Executive's experience as an executive in the sports management and event field.

7.INVENTIONS AND PATENTS.  The Executive agrees that all Work Product belongs to the Company The Executive will promptly disclose such Work Product to the Board of Directors and perform all actions reasonably requested by the Board to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any application for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of any claims by or against the Company relating in any way to Work Product. For purposes of this Agreement, the term “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software or equipment developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person, group or entity) while employed by the Company as they may solely relate to Company’s business, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon the foregoing in relation to Company’s business.

8.NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENT.  The Executive acknowledges and agrees with the Company that during the course of the Executive’s employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of the Company which relationships constitute goodwill of the Company, and agrees not to misappropriate such goodwill. Accordingly, the Executive agrees as follows:

(a)The Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which is directly similar to or directly competitive with the Business, whether for himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other person, group or entity.  To the extent that the covenant provided for in this Section 8(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision.

(b)Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any person, group or entity, which securities are traded on a national securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which person, group or entity competes with the Company within Countries the Company conducts Business shall not be deemed to be a violation of Section 8(a).

(c)To the extent that the actions herein by Executive would have a material adverse impact on the Company, Executive covenants and agrees that during the term of his employment and for six months following the Termination Date with cause, the Executive will not, directly or indirectly, either for himself or for any other person, group or entity (1) solicit any employee, independent contractor or service provider of the Company to terminate or modify his, her or its employment or other relationship with the Company or employ or retain any person or entity, (2) solicit any customer, licensee or licensor, of the Company or any service provider to the Company to purchase or provide products or services on behalf of the Executive or such other person, group or entity that are competitive with the products or services provided by the Company, or (3) disparage the business reputation of the Company, its Board of Directors or its management team,so long as Executive had no relationship with the employee, independent contractor, service provider, customer, licensee or licensor, person, group or entity prior to accepting employment under this Agreement.

(d)           Executive acknowledges that the restrictions placed upon Executive by this Section 8 are reasonable given the Executive's position with the Company, the geographic area in which the Company markets its products and services, and the consideration furnished in this Agreement.  Further, executive also agrees that the provisions of this section are  reasonable and necessary to protect the Company and its business interests and that such provisions do not preclude Executive from utilizing unprotected information or from engaging in occupations in unrelated fields or in a manner consistent with the requirements of this Agreement.

(e) In addition to any other remedies available to Executive under this Agreement or applicable law, in the event that the Company fails to meet any of its aforementioned and ongoing payments or severance obligations to Executive and such failure continues uncured for ten (10) business days, all of Executive's post-term obligations under this Section 8 shall terminate.

(f)           Non-Solicitation of Customers/Prohibition Against Unfair Competition.  Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential/trade secret information.  Executive agrees that he will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of his employment with the Company.
Redundant – See 8 C. Redundant – See 8C.
Redundant See 8 C. and 8 D.

(k)           Definition.  For purposes of this Section 8 , the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

9.RETURN OF COMPANY'S PROPERTY UPON TERMINATION.  The Executive shall immediately deliver to the Company at the termination of the Employment Term or at any time the Board of Directors may request, all Company property (including but not limited to all documents, electronic files/records, keys, records, computer disks, or other tangible or intangible things that may or may not relate to or otherwise constitute Confidential Information, Work Product, or trade secrets (as defined by applicable law) that Executive created, used, possessed, or maintained while in the employ of the Company, from whatever source.  This provision does not apply to purely personal documents of Executive, but does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks, and their contents, and like information that may contain some personal matters of Executive.

10.ARBITRATION.

(a)  Scope.  To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

(b)           Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The Arbitrator is to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

11.	MISCELLANEOUS.

(a)This Agreement shall be binding upon and inure to the benefit of Executive and his heirs, and the Company and its successors, assigns and legal representatives.  This Agreement and the responsibilities/benefits hereunder are personal to Executive and are not assignable or transferable by Executive.

(b)The Company shall have the right to offset against amounts due to Executive hereunder, any amounts owed by Executive to Company, including any advances.

(c)This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between Executive and the Company concerning the subject matter hereof.  This Agreement may not be changed or amended without the prior written consent of both of the parties hereto.

(d)All notices hereunder shall be in writing and shall be deemed given on the third day after mailing through the United States mail, certified mail, return receipt requested, postage prepaid, or by overnight delivery to the persons listed below or to such other person(s) and/or addresses as may be designated from time to time in writing:

if to the Company:

Stratus Media Group, Inc.
3 E. De La Guerra Street
Santa Barbara, California 93101
Attention: Paul Feller
Fax: (805) 884-9972

with copies to:

Troy Gould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067-2367
Attention: David Ficksman, Esq.
Fax: (310) 282-2200

if to Executive:

Mr. William Kelly
3300 Via Palomino
Palos Verdes Estates, CA 90274

(e)This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f)Any waiver by either party of any breach of any of the terms of this Agreement shall not be considered a waiver of any subsequent breach.

(g)In the event that any provision of this Agreement is held to be unenforceable, then such unenforceability shall in no way affect the other terms and provisions of this Agreement which shall remain in full force and effect.

(h)The captions herein are for the convenience of the parties and are not to be construed as part of the terms of this Agreement.

(i)This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto, which agreement shall have been duly authorized and approved by the Board of Directors of the Company.

(j)The failure of the Company at any time or from time to time to require performance of any of Executive's obligations under this Agreement shall in no manner affect the Company's right to enforce any provision of this Agreement at any subsequent time, and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

(k)Executive acknowledges that the consideration furnished by the Company in this Agreement, the sufficiency and adequacy of which is hereby acknowledged, is in addition to anything of value, if any, to which Executive may already be entitled.

(l) Except as otherwise provided herein, in the event of any dispute with respect to the subject matter of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees and costs, incurred in resolving or settling the dispute.  These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement as of the day and year first above written.

COMPANY:

STRATUS MEDIA GROUP, INC.

By:	/s/
Paul Feller, President & CEO

EXECUTIVE:

By:	/s/
William D. Kelly

EXHIBIT A

Stock Option Agreement Wednesday, September 21, 2011

1.            Executive shall be entitled to receive the following options:

An initial non-qualified stock option to purchase (equal to 1,200,000 options) of the fully diluted shares of capital stock of the Company issued and outstanding on the Effective Date.  The option shall have an exercise price of $2.00 per share and 33% (396,000 options) shall vest in full on the Effective Date; 33% (396,000 options) shall vest in full on October __1_, 2010; and 34% (408,000 options) shall vest in full on October _1__, 2011. The option shall have a term of five years commencing the date of grant.

2.             Options as designated by the Board of Directors and/or Remuneration committee.

The exercise price for the options described in this paragraph shall equal eighty percent (80%) of the per share value of Company's common stock at the time of the applicable acquisition or financing as determined by reference to the Company's public trading price, if any, or, if no public trading market exists, the per share valuation of the Company made in connection with the acquisition or financing or, if no such valuation exists, the per share value of the Company as determined in good faith by the Company's Board of Directors.  Each of the options granted pursuant to this paragraph shall have a term of five years commencing on the grant date and shall vest in full upon grant. Such options shall not be assignable by Executive.

3.             Each option described in paragraph 1 and 2 herein are subject to customary anti-dilution provisions with respect to any stock splits, mergers, reorganizations or other such events. Such options shall not be assignable by Executive.

4.             Each option described in Paragraphs 1 and 2 herein shall survive to his beneficiaries or estate.

Signed by: Paul Feller	Agreed to by: William Kelly
President & CEO	Chief Operating Officer

EXHIBIT B

Employment Duties and Description

William D. Kelly

Title:	Senior Vice President and Chief Operating Officer - Stratus Media Group
Chief Operating Officer – ProElite (as provided for elsewhere in this document).

General Description:
As Chief Operating Officer responsibilities include but are not limited to the following;
where reasonable per the general scope of duties of a COO within the industry,

Expectation of the Chief Operating Officer

Reporting to the CEO of the company, the COO will be responsible for the day-to-day operations of the company which will include assisting the CEO and CFO and various executive managers in the development and assembly of the company's annual sales forecast, expense budgets, cash flow forecast and plans to achieve their goals and objectives as outlined in the annual strategic business plan. Manage, monitor and help establish annual goals and objectives with the management team which include the CFO, Controller, EVP of Sales and vertical unit Vice Presidents.

Critical performance elements include: the ability to work well with the CEO; Work closely with the executive management team mentoring business unit managers to achieve business goals; integration of new business properties and employees, ensuring consistent, high-quality, timely implementation of products & services; installing visible work processes to institutionalize core competencies; and developing new business and implement new services.

KEY RESPONSIBILITIES:
Responsibilities Include:

Financial and Operational:
- As a member of the executive management team, you are responsible for all aspects of operations, marketing/sales, and service.
●	This includes a strong focus on improving individual performance while maintaining and building upon high levels of quality and service.
●	Joint responsibility with CEO and CFO for P&L responsibility for the company.
●	You will establish accountability processes that improve performance and reward excellence.
●	Strategic planning; development of the annual budget; development of operational plans for major company divisions and projects.

●	Strategic planning; development of the annual budget; development of operational plans for major company divisions and projects.
●
Work with the CEO and Executive Management Team to develop short and long term business and financing strategies, supporting financial and operational models and assist in their successful implementation.

●	Directing with CFO as part of the executive management team, the preparation of short term and long-range plans and budgets based on broad organizational goals and growth objectives.
●	Directing with CFO as part of the executive management team, the overall financial strategy, planning and accounting practices of the organization.
●
With relevant executives, oversee accounting, budget, tax, audit, labor and legal activities and the financial and accounting system controls and standards to ensure timely financial and statistical reports for management and/or Board use.

This will also include, but not be limited to:
●	Oversee all company day to day and event operations.
●	Annual and project based financial models and analysis.
●	Analyze and interpret financial data and recommend changes to improve systems and financial performance.
●	Conduct employee reviews for staff.
●	Direct with CFO, the financial business plans and forecasts
●	Monitor progress toward achieving all financial goals and follow-up as required
●	Coordinate communication and reporting activities to ensure availability of data required for efficient daily operations.
●	Plans, develops and directs operating policies and procedures.
●	Ensures compliance with all government regulations.

Technology:
●	You will enhance and build upon all technology systems while gaining efficiencies and improving profitability.

Human Resources:
●	You will enhance the company’s positive corporate culture and build solid recruitment, training and other employee programs that encourage high retention levels of quality staff.
●	Working with the CEO and CFO, you will forge and implement the medium and long-term strategies necessary to meet the growth objectives of the company.

Company Operations:
●	Evaluating the results of the organization’s operations regularly and reporting the results to the CEO
●	Responsible for all facility activities including staffing, document control, storage and training
This will also include, but not be limited to:
●	Jointly oversee all company activities with outside accounting and legal relationships.

●	Analyze and interpret financial data and recommend changes to improve systems and financial performance.
●	Develop job-costing procedures to increase productivity and margins.
●	Provide financial support to creative team for client presentations and budgets.
●	Conduct employee reviews for administrative staff.
●
Assessing & recommending improvements in technology & database management capabilities, developing solutions to business challenges, and providing inspired leadership to develop & nurture a dynamic organizational culture that embraces growth and new ways of thinking

Sales
●	Identify and proactively address new business opportunities within existing engagements
●	Work with Sales and Pitch team to prepare and deliver new business pitches
●	Provide strategic direction for new business pitches

Reporting Relationships:

●	Reports directly to the CEO of Stratus Media Group, Inc..
●	Directly supervises all management and staff within Stratus Media Group, Inc.
●	Works with CEO, CFO and President of Stratus Media Group, Inc.

Business Location:
●	Los Angeles, CA